EXHIBIT 21
List of Subsidiaries
December 31, 1997


PCT Office Company
PCT Shopping Center Company
PCT Biscayne Center, Inc.
PCT Clayton, Inc.
Friendship Avenue Office Company, Inc.
Cincinnati Hotel Company, Inc.

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